Exhibit 99.1

[INSMED INCORPORATED LOGO APPEARS HERE]

INSMED INCORPORATED REPORTS FINANCIAL RESULTS FOR

THIRD QUARTER 2003 AND NINE-MONTHS ENDED

SEPTEMBER 30, 2003

RICHMOND, VA – (November 5, 2003) – Insmed Incorporated (Nasdaq/NMS: INSM), a developer of pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs, today announced results for the three and nine months ended September 30, 2003. The net loss and cash used in operating activities were significantly improved from both the third quarter and nine months ended September 30, 2002.

Here are the highlights of today’s report:

•	The net loss for Q3 2003 was reduced by almost half — 49% — year-over-year.
•	The net loss for the nine months ended September 30, 2003 was cut by 56% from the net loss for the nine months ended September 30, 2002.
•	The cash used in operating activities in Q3 2003 was down 45% from Q3 2002.
•	The cash used in operating activities for the nine months ended September 30, 2003 was down 60% from the equivalent period in 2002.
•	Cash on hand as at September 30, 2003 is $32.2 million

Revenues for the three months ended September 30, 2003 were $27,000, compared with revenues of $1,757,000 for the equivalent period in 2002. The net loss for the three months ended September 30, 2003 was ($2.4 million), or ($0.06) per share, compared with a net loss of ($4.7 million), or ($0.14) per share, in the corresponding period of 2002.

For the nine months ended September 30, 2003, revenues were $123,000, compared to $1,929,000 for the same period in 2002. Net losses for the nine months ended September 30, 2003 were ($7.8 million), or ($0.23) per share, compared to a net loss of ($17.9 million), or ($0.54) per share, for the nine months ended September 30, 2002.

Cash used in operating activities for the three-month and nine-month periods ended September 30, 2003 dropped substantially in comparison with the corresponding periods in 2002.

For the third quarter of 2003, the cash used in operations was $2.8 million, a reduction of $2.3 million or 45%, from the cash used in operations during the third quarter of 2002.

For the nine months ended September 30, 2003, the cash used in operations was $8.1 million, a drop of $12.1 million or 60% from the cash used in operations during the same nine months period in 2002.

As of September 30, 2003, Insmed reported cash and cash equivalents of $32.2 million.

Discussion of Revenue and Expense Items

The reduction in revenues of $1.7 million for the third quarter 2003 compared to the corresponding period in 2002 was due to the elimination of a $1.7 million up-front international license fee for INS-1 from Taisho Pharmaceuticals, which was recognized in 2002 following the discontinuation of Insmed’s INS-1 program in September 2002. The $4.1 million improvement in operating expenses for the third quarter 2003 compared to the corresponding period in 2002 is due to the elimination of a one-time operational restructuring charge of $2.5 million which was made in 2002 to cover the costs associated with the discontinuance of Insmed’s INS-1 program, together with lower research and development costs of $1.6 million as the Company refocused its clinical trial activity to proceed with the pivotal Phase III trial of rhIGH-I/rhIGFBP3 in GHIS. These savings were partially offset by a $73,000 increase in general and administrative expenses. Interest income fell by $36,000 quarter on quarter reflecting the impact of lower interest rates. The overall net loss for the third quarter ended September 30, 2003 was ($2.4 million), a reduction of $2.3 million from the ($4.7 million) net loss reported for the same period of 2002.

Comparing the nine-months ended September 30, 2003 with the corresponding period for 2002, revenues were $1.8 million lower, mainly due to the elimination of the up-front international license fee for INS-1 from Taisho Pharmaceuticals which was recognized in 2002. Research and development expenditures were $10.1 million lower, primarily due to the substantially reduced clinical trial spending. General and administrative expenses increased by $512,000 largely due to an increase in investor relations expenses, while the previously mentioned operational restructuring charge of $2.5 million in 2002 was eliminated. Interest income declined $245,000 as a result of reduced interest rates. The overall net loss for the nine months ended September 30, 2003 was ($7.8 million), a reduction of $10.1 million from the ($17.9 million) net loss reported for the corresponding period of 2002.

Conference Call

The Company will host a conference call on November 5, 2003 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate in the conference call, dial 800-915-4836 (domestic) or 973-317-5319 (international). The call will be webcast live through Insmed’s corporate website: www.insmed.com. A telephonic replay of the call will be available for one week at 800-428-6051 (domestic) or 973-709-2089 (international) Passcode: 31154. A web replay of the call will be available through the corporate website beginning at 1:00 p.m.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and the rhIGF-I/rhIGFBP-3 complex, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. Because of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,189	$27,337
Due from Taisho Pharmaceutical Co., Ltd.	—	199
Other current assets	345	615

Total current assets	32,534	28,151

Property and equipment, net	76	157

Total assets	$32,610	$28,308

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$638	$941
Accrued project costs	2,100	2,283
Payroll liabilities	196	358
Restructuring reserve	287	310

Total current liabilities	3,221	3,892

Long-Term liabilities:
Restructuring reserve-long-term portion	738	968

Total Liabilities	3,959	4,860

Stockholders’ equity:
Common stock	384	332
Additional capital	212,342	199,344
Accumulated deficit	(184,075)	(176,228)

Net stockholders’ equity	28,651	23,448

Total liabilities and stockholders’ equity	$32,610	$28,308

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$27	$1,757	$123	$1,929

Operating expenses:
Research and development	1,821	3,435	5,620	15,723
General and administrative	674	601	2,585	2,073
Operational restructuring	—	2,533	—	2,533

Total operating expenses	2,495	6,569	8,205	20,329

Operating loss	(2,468)	(4,812)	(8,082)	(18,400)

Interest income	70	106	235	480

Net loss	$(2,398)	$(4,706)	$(7,847)	$(17,920)

Basic and diluted net loss per share	$(0.06)	$(0.14)	$(0.23)	$(0.54)

Shares used in computing basic and diluted net loss per share	37,583	33,139	34,662	33,041

Consolidated Statements of Cash Flows

(in thousands – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net cash (used)/provided
Operating activities	(2,781)	(5,086)	(8,079)	(20,224)
Investing activities	—	—	—	—
Financing activities	12,962	—	12,931	153

Decrease in cash and cash equivalents	10,181	(5,086)	4,852	(20,071)
Cash and cash equivalents at beginning of period	22,008	36,265	27,337	51,250

Cash and cash equivalents at end of period	$32,189	$31,179	$32,189	$31,179

For more information, contact:

Baxter Phillips, III

Investor Relations

Insmed Incorporated

Phone 804.565.3041

bphillips@insmed.com